Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation or Organization
AutoTex MGA	Delaware
Safe Auto Choice Insurance Company	Ohio
Safe Auto Group Agency	Ohio
Safe Auto Insurance Company	Ohio
Safe Auto Value Insurance Company	Ohio
SafeAuto Capital, LLC	Ohio
SafeAuto Realty, LLC	Ohio
SafeAuto Services, LLC	Ohio
SAGI Realty Limited	Ohio